Exhibit 99.1

RAMBUS ACQUIRES UNITY SEMICONDUCTOR

Inventors and management team join Rambus to continue developing innovations and solutions for non-volatile memory

SUNNYVALE, CALIFORNIA - February 6, 2012 - Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced it has acquired privately-held Unity Semiconductor, an innovative memory technology company for an aggregate of $35 million in cash.  As part of this acquisition, the Unity team members have joined Rambus to continue developing innovations and solutions for next-generation non-volatile memory. This acquisition will expand the breadth of Rambus’ breakthrough memory technologies and will open up new markets for licensing. The boards of directors of both companies have approved the acquisition and it has closed.

“At Rambus, we are creating disruptive technologies to enable future electronic products,” said Sharon Holt, senior vice president and general manager of the Semiconductor Business Group at Rambus. “With the addition of Unity, we can develop non-volatile memory solutions that will advance semiconductor scaling beyond the limits of today’s NAND technology. This will enable new memory architectures that help meet ever-increasing consumer demands.”

“Rambus provides our team the perfect environment to continue the technology development of non-volatile memory cells and architectures,” said David Eggleston, president and chief executive officer at Unity Semiconductor. “Our comprehensive set of design, process and device solutions will complement Rambus’ existing strong technology portfolio and system capabilities.”

Unity has developed a novel solid state memory technology intended to replace NAND in the growing non-volatile memory market. With nine years of development history, Unity’s memory technology, CMOx™, has been designed to accelerate the commercialization of the Terabit generation of non-volatile memories.  Devices using CMOx™ cell technology are expected to achieve higher density, faster performance, lower manufacturing costs and greater data reliability than NAND Flash.

About Rambus Inc.
Founded in 1990, Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions. Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan. Additional information is available at www.rambus.com.

About Unity Semiconductor Corporation
Unity Semiconductor Corp., a memory technology company, is developing an innovative solution for non‐volatile solid state memory to replace NAND in the $20 billion and growing market for flash memory in electronic devices. Unity provides its technology and production know‐how to memory semiconductor companies as part of a broad licensing program. Unity has been granted more than 147 US patents to date, which span device, process, design and system application inventions.

Forward Looking Statements
This press release contains forward-looking statements related to Rambus, Unity Semiconductor, the potential benefits of the acquisition, and the development, capabilities and market acceptance of the acquired technology. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Rambus files periodically with the SEC, including Rambus' most recent Form 10-K and Form 10-Q, as well as Rambus' future filings. These SEC filings contain and identify important factors that could cause results of the acquisition and related transactions to differ materially from those contained in Rambus' forward-looking statements. Although Rambus believes that the expectations reflected in the forward-looking statements are reasonable, Rambus cannot guarantee future results, levels of activity, performance, or achievements. Rambus is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.

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Press contacts:
Carolyn Robinson
Rambus Inc.
(408) 462-8717
crobinson@rambus.com

Kari Ramirez
The Hoffman Agency for Rambus
(408) 975-3038
kramirez@hoffman.com